Exhibit 99.1

Chuck Garner Promoted to Chief Strategy and Transformation Officer;

Anthony Colaluca Joins MedAssets as Chief Financial Officer

ATLANTA (March 17, 2015) – MedAssets, Inc. (NASDAQ: MDAS) today announced that Charles O. Garner was promoted to serve as executive vice president and chief strategy and transformation officer. Mr. Garner will lead the company’s growth strategy, operational improvement, and organizational alignment efforts as part of its long-term, value creation plan.

“I am delighted that Chuck will take on this critical role as we embark on a path toward improved business success and innovation for our clients, employees, partners and shareholders,” said R. Halsey Wise, chairman and chief executive officer, MedAssets. “As we embrace change, Chuck’s deep domain expertise, collaborative style and distinct skill set will help us improve our financial, operational and market performance. Our leadership team and I look forward to working together with Chuck to drive growth and enhance the long-term value of MedAssets.”

Mr. Garner had been MedAssets chief financial officer since April 2011. In addition to his financial expertise, his broad business experience includes strategy, operations, acquisitions and integration, and large-scale business transformation in both technology and service industries. Prior to joining MedAssets in 2005, Mr. Garner had previously held positions with Coca-Cola Enterprises, Bain & Company, and American Management Systems (now CGI).

MedAssets also announced that Anthony Colaluca, Jr. has joined the company as executive vice president and chief financial officer (CFO), effective immediately. Mr. Colaluca will report to MedAssets chairman and chief executive officer, Halsey Wise, and will be responsible for finance and accounting, including financial planning and analysis, and SEC reporting.

“I am excited that Anthony has joined our team. His depth of financial, software and technology experience in both a public and private setting, and attention to operational detail, will be a valuable asset to MedAssets,” Wise added. “I’ve had the privilege of working with Anthony in the past, and he brings a unique set of skills and financial expertise that will support our commitment to create long-term shareholder value.”

Immediately prior to joining MedAssets, Mr. Colaluca was an independent consultant providing business and financial advisory services to public and private companies. From 2005 to 2010, Mr. Colaluca served as CFO for Intergraph Corporation, a global provider of engineering and geospatial software with offices in 60 countries. Prior to joining Intergraph, he served as CFO for Harland Financial Solutions, Inc., a software division of John H. Harland Company. Previously, Mr. Colaluca also served as CFO for Solution 6 North America, and CFO for Computer Management Sciences Inc., a NASDAQ-traded company that was later acquired by Computer Associates. Early in his career, he gained extensive experience in public accounting as a senior manager with KPMG LLP. Mr. Colaluca received a Bachelor of Science degree in Accounting and Business Administration from State University of New York at Albany, and was also a Certified Public Accountant.

About MedAssets

MedAssets (NASDAQ: MDAS) is a healthcare performance improvement company focused on helping providers realize financial and operational gains so that they can sustainably serve the needs of their community. Approximately 4,500 hospitals and 123,000 non-acute healthcare providers currently use the company’s evidence-based solutions, best practice processes and analytics to help reduce the total cost of care, enhance operational efficiency, align clinical delivery, and improve revenue performance across the care continuum. For more information, please visit www.medassets.com.

Contact:

Robert Borchert

678.248.8194

rborchert@medassets.com